Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations

(713) 849-9911

IR@flotekind.com

CORRECTED: Flotek Industries, Inc. Announces First Quarter 2012 Results, Provides

Financial and Operational Update, Reaffirms Conference Call Details

HOUSTON, May 9, 2012 /PRNewswire-FirstCall/ — Flotek Industries, Inc. (NYSE: FTK—News) (“Flotek” or the “Company”) today announced results for the three months ending March 31, 2012.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended March 31, 2012 was $79.2 million, an increase of $26.3 million, or 49.7%, compared to $52.9 million for the same period in 2011. Revenue increased in the Company’s Chemicals and Drilling segments due to steady pricing and drilling activity, increased market share and continued industry demand for specialty oilfield technologies.

For the three months ended March 31, 2012, the Company reported net income attributable to common stockholders of $3.6 million, or $0.07 per common share (fully diluted), compared to a net income of $10.4 million, or $0.13 per common share fully diluted for the same period in 2011.

Included in the first quarter 2012 results was $9.3 million of non-cash expense related to the change in the fair value of the warrant liability associated with the warrants issued in the August 2009 preferred stock offering ($3.9 million) and loss related to the early retirement of certain of the Company’s convertible notes ($5.4 million). In the same quarter of 2011 the Company recorded non-cash income related to the fair value of the warrant liability of $7.6 million.

Excluding non-cash items, the Company earned $0.25 per common share on a fully diluted basis.

“Flotek’s solid performance in the first quarter 2012 provides a firm base from which to grow for the balance of the year,” said John Chisholm, Flotek Chairman, President and Chief Executive Officer. “We continue to focus on expanding our reach with our industry-leading specialty chemistries as well as our best-in-class Teledrift measurement while drilling technology and performance-leading Cavo drilling motors. We continue to see tremendous opportunities for future growth that motivate the entire Flotek team to continually accelerate innovation – from leadership in our world class Houston chemical laboratories to finding new and better ways to support our customers in the field with new products, timely deliveries and unprecedented service.”

A complete review and discussion of the Company’s year-end financial position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Financial Update

As of March 31, 2012 the Company’s cash balance was approximately $13.3 million compared to $19.0 million on March 31, 2011. In the first quarter of 2012 the Company used cash on hand to repurchase $36 million of senior convertible notes, made a $1.9 million semi-annual interest payment on the remaining $70.5 million of convertible notes and paid approximately $4.0 million in federal and state taxes. As of May 8, 2012, Flotek’s cash balance was approximately $19 million.

Outstanding receivables as of March 31, 2012 were $47.7 million, compared to $31.0 million as of March 31, 2011.

Flotek continues to consider strategic options regarding its convertible notes. The Company currently has a total of $70.5 million of convertible notes outstanding that can be put to the Company in February, 2013. The Company also has a right to call the notes, at par, at any time after February 13, 2013. During the quarter, the Company repurchased $36 million of outstanding notes. With continued improvement in the Company’s operations, balance sheet and cash flows, Flotek believes it has a number of options available to address any credit obligations due in the coming year.

“With the vast improvement in Flotek’s financial position over the past several quarters, we believe the Company is well positioned not only to address its obligations but to continue its growth largely with internally generated capital,” added Chisholm. “While we remain focused on ways to opportunistically improve our balance sheet and strategically optimize our capital structure, we believe our financial obligations over the next twelve months can be more than adequately satisfied by cash generated by operations and availability under our current credit facility. We consider such activity to be a ‘normal course’ activity for our dynamically growing Company.

Operational Update

While overall oilfield activity moderated in the first quarter, a result of both normal seasonal patterns and a reduction in natural gas drilling and completion activity, Flotek’s business continued to show solid signs of growth. While we are slightly less sanguine on growth in 2012 – a result of our view of commodity prices, especially natural gas – the Company remains optimistic it will see opportunities for growth for the balance of 2012.

Chemicals revenue for the three months ended March 31, 2012 totaled $47.7 million, an increase of $20.8 million, or 76.9%, compared to $26.9 million for the three months ended March 31, 2011 due to increased oil-directed and liquid-rich natural gas drilling activity driven by increased global crude oil prices and stabilized liquid-rich natural gas prices. Increased product sales volume of stimulation chemicals accounted for approximately $20.0 million of the period over period increase. Strategic adaptation of proprietary natural gas effective complex nano-fluids to oil effective Complex nano Fluid’s® in conjunction with new and existing customer’s increased demand, domestic and international market penetration and industry growth, particularly within the Bakken and Niobrara liquid rich shale plays were positive contributors to the increase. Further, cross-marketing sales efforts resulted in increased industry recognition of proven production efficiencies and environmental benefits derived from the use of new and existing products and increased demand for CnF® product in both domestic and international markets. Strategic sales marketing efforts initiated in the latter half of 2011 enhanced customer awareness and demand for a broader range of products and services available within the Company’s overall products and services portfolio.

Chemicals gross margin for the first quarter of 2012 increased $9.6 million, or 85.1% and increased 1.9% as a percentage of revenue as compared to the first quarter of 2011. The period over period increase is primarily attributable to cost management initiatives and vendor pricing negotiations which resulted in raw material price reductions and purchasing efficiencies in 2012. Income from operations increased $8.6 million, or 100.9%, period over period due to increased product sales and service volumes and improved pricing.

“We are pleased with the performance of our Chemicals business, especially the improvement in margins related to both pricing strength and a reduction in input costs,” added Chisholm. “As we pledged in 2011, we have worked diligently with our suppliers to rationalize our cost structure and appreciate the willingness of our supply partners to work with Flotek as we continue to grow key supplier relationships. While we are not anticipating meaningful near-term pricing increases we do expect both scale and cost controls to have a positive impact on margins for the balance of 2012.”

Drilling revenue for the three months ended March 31, 2012 totaled $29.0 million, an increase of $6.4 million, or 28.1%, compared to $22.6 million for the three months ended March 31, 2011. The favorable variance resulted from domestic and international market share growth and penetration with both new and existing customers, changes in customers’ product mix demands, increased rig count, increased lost in hole revenue, favorable crude oil commodity prices, new product development, specialized customer demand for existing product adaptation, continued cross segment sales marketing efforts, sales force revitalization, and competitive pricing relief.

Drilling gross margin for the three months ended March 31, 2012 increased by $2.6 million or 28.7% to $11.5 million from $8.9 million for the same comparable period over period while gross margin as a percentage of revenue remained relatively flat increasing 0.2% to 39.7% from 39.5%, respectively. Drilling income from continuing operations for the three months ended March 31, 2012 increased by $0.9 million or 18.1% to $5.5 million from $4.7 million for the same comparable period in 2011.

Artificial Lift revenue is still derived primarily from coal bed methane (“CBM”) drilling activity, and is highly correlated to the price of natural gas. Artificial Lift revenue for the three months ended March 31, 2012 totaled $2.6 million, a decrease of $0.8 million, or 23.3%, compared to $3.3 million for the three months ended March 31, 2011 due to softened unit installation activity resulting from lower natural gas drilling activity driven by low natural gas prices, as compared to 2011. The decrease in revenue was partially offset by an increase of $ 0.4 million receivable from an international customer due to increased customer activity over the comparable period in 2011.

“The dedication, determination and effort of the entire Flotek team resulted in a solid start to 2012, for which all should be proud,” added Chisholm. “Our goal remains to build on that momentum and focus on innovative ways to improve performance, accelerate profitable growth and position Flotek for durable growth across cycles. While we had predicted that April would be on plan, but less than record March levels due to spring break-up in the Canadian and U.S. Rockies, we believe we can show solid growth in the second quarter. While our team is pleased with the quarter, we are far more focused on the challenge of continuing to grow Flotek, providing industry-leading returns for our shareholders and making a difference for all of our stakeholders.”

April 2012 Snapshot

As noted in the past, first and second quarter results from Flotek are often volatile, a result of weather and the timing and duration of spring break-up, especially in the North American Rockies.

Revenue in April 2012 should be approximately $24 million, above February levels but below the March run rate. Spring break-up impacted chemical sales and tool rentals in both the Canadian and U.S. Rockies accounting for a majority of the reduction. The Company also experienced weakness in Artificial Lift activity in the Powder River Basin. This revenue pattern is consistent with seasonal fluctuations in the past two years.

“While the reduction in April sales is worth noting, it is neither unusual nor does it give us pause,” added Chisholm. “Year-over-year April sales increased over 50%. Moreover, sales in April 2011 were 26% below March 2011 sales. We are already seeing signs of break-up recovery and expect May and June to follow growth patterns similar to those over the last two years.”

Conference Call Details

Flotek will host a conference call on Thursday, May 10, 2012 at 7:30 a.m. Central Daylight Time to discuss its operating results for the three months ended March 31, 2012.

To participate in the call, participants should dial 1-800-407-3269 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.